                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                              ________________


                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(D) OF THE

                       SECURITIES EXCHANGE ACT OF 1934


   DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)    July 15, 1998

                               SUNAMERICA INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


         MARYLAND                      1-4618                 86-0176061
(STATE OR OTHER JURISDICTION        (COMMISSION             (IRS EMPLOYER
     OF INCORPORATION)              FILE NUMBER)         IDENTIFICATION NO.)


1 SUNAMERICA CENTER
LOS ANGELES, CALIFORNIA                         90067-6022
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)        (ZIP CODE)


Registrant's telephone number, including
area code                                       (310) 772-6000



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Item 5.     Other Events
            -------------
            See attached Press Release.







                                    SUNAMERICA INC.



Date:   July 17, 1998               By: /s/ Scott L. Robinson
                                        -----------------------------
                                        Scott L. Robinson
                                        Senior Vice President
                                          and Controller



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                                  SUNAMERICA
                                     NEWS

      contact:

      Investors:  Karel Carnohan
      Vice President, Investor Relations
      (310) 772-6533

      Media:  Don Spetner
      Vice President, Corporate Communications
      (310) 772-6775

                                             FOR IMMEDIATE RELEASE

SUNAMERICA INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
LIFE & ANNUITY BUSINESS FROM MBL LIFE ASSURANCE CORP.

SunAmerica Gains Strong Presence in 403(b) Market;
Deal Expected to be Immediately Accretive to Earnings


LOS ANGELES -- July 15, 1998 -- SunAmerica Inc. (NYSE: SAI) today announced that it has entered into a definitive agreement for its wholly owned subsidiary, Anchor National Life Insurance Company, to acquire the individual life and individual and group annuity business of MBL Life Assurance Corporation ("MBL Life") via a reinsurance transaction for approximately $130 million in cash. SunAmerica management estimates that $300 million of capital will be required to support the acquired business.

MBL Life is a former subsidiary of The Mutual Benefit Life Insurance Company, which was placed in rehabilitation in 1991. Completion of the transaction is expected within 6 months, subject to customary conditions and various governmental and other third-party approvals. SunAmerica expects that the transaction will be accretive to earnings immediately upon closing.



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SunAmerica 2-2-2

The transaction will include 380,000 universal life and annuity policies. As of March 31, 1998, the reserves for these policies totaled approximately $5 billion, including $3 billion of fixed annuity reserves, primarily comprising 403(b) contracts, and $2 billion of reserves for universal life policies. SunAmerica plans to reinsure a large portion of the mortality risk associated with the acquired block of universal life business.

The assets supporting the reserves to be acquired by SunAmerica consist primarily of high-quality, liquid investments, virtually all of which are rated investment grade. The transaction does not include MBL Life's separate account insurance business, corporate-owned life insurance (COLI) business, or disability income business.

The MBL Life annuity block is composed of large accounts that will significantly enhance SunAmerica's position in the 403(b) qualified retirement savings market. Although SunAmerica's business focus is not mortality-based life insurance, the MBL Life universal life policies are a quality block of business that can be easily administered.

The SunAmerica acquisition will enable MBL Life's eligible policyholders to share in the total value of MBL Life. MBL Life estimates that this will result in the distribution of $240 million to these policyholders through June 2003. In addition, the acquisition will allow completion of the Mutual Benefit rehabilitation process ahead of schedule.



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SunAmerica 3-3-3

"This transaction provides enhanced value for MBL Life's policyholders as well as SunAmerica's shareholders," said Eli Broad, chairman and chief executive officer of SunAmerica Inc. "We have a proven track record of assimilating acquisitions quickly and efficiently, and we are committed to making the transition for the MBL Life policyholders as smooth as possible." Broad added that SunAmerica has purchased more than $10 billion of fixed annuities over the past 30 months in four separate transactions.

Mutual Benefit Life Insurance Company began selling individual life insurance in 1845. As of 1991, it was the nation's fourth-oldest and eighteenth-largest insurer. After Mutual Benefit was placed in rehabilitation in 1991, MBL Life assumed and reinsured the insurance liabilities and assumed most of the assets of Mutual Benefit Life under a court-approved plan which took effect in 1994.

SunAmerica Inc. is a diversified financial services company specializing in retirement savings and investment products and services. The company earns fees or spread income on approximately $105 billion of assets, including $25 billion of investments and $12 billion of variable annuity assets on its balance sheet at March 31, 1998; $3 billion managed in mutual funds and private accounts; $14 billion under custody in retirement trust accounts; and an estimated $51 billion of non-proprietary and advisory assets in The SunAmerica Financial Network. Anchor National Life Insurance Company is rated "A+" (Superior) by A.M. Best, "AA-" (Excellent) by Standard & Poor's, "AA" (Very High) by Duff & Phelps and "A2" (Good) by Moody's.



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SunAmerica 4-4-4

To obtain investor materials, including SunAmerica's annual and quarterly shareholder reports, please call our investor relations department at (310) 772-6235, or send e-mail requests to investor@sunamerica.com. To learn more about the SunAmerica companies, please visit our Web site at www.sunamerica.com.


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